Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2016 First Quarter Earnings

FOUR OAKS, N.C.--(BUSINESS WIRE)--April 29, 2016--Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced results for the first quarter ended March 31, 2016. For the first quarter, the Company reported pre-tax net income of $1.3 million compared to $978,000 for the same period in 2015 and $810,000 for the preceding quarter ended December 31, 2015, an increase of $316,000 and $484,000, respectively. The Company reported net income of $831,000 or $0.03 per diluted share compared to net income of $978,000 or $0.03 per diluted share for the same period in 2015.

President and Chief Executive Officer David H. Rupp stated, “We are pleased with the continued progress throughout the Bank. Following a year of foundational improvement, we are seeing solid loan and deposit growth and an increase in customer activity. We will continue to focus on improving operations and earnings, as well as increasing our service level for our wonderful customers. We remain thankful for their support and for the support of our communities.

Additionally, I am excited to report that we have finished the management team transition at the Bank with the addition of our Chief Information Officer, Larry DesPrés. The ever increasing importance of technology requires this critical investment which will allow the Bank to improve service and deliver additional capabilities that our customers demand. As we raise our game in the digital marketplace, we will never lose sight of what makes Four Oaks Bank special—our amazing team members.”

First Quarter 2016 Highlights:

  Pre-tax net income increased $484,000 for the quarter ended March 31, 2016 compared to the preceding quarter ended December 31, 2015.
  Strong loan demand resulting in growth of $17.5 million or 3.8% for the quarter ending March 31, 2016 compared to 1.3% for the full year ended December 31, 2015.
  Deposit growth that continues to exceed expectations resulting in an increase in total deposits of $19.0 million or 3.5% during the first quarter of 2016 as compared to the period ended December 31, 2015.
  Net interest income for the first quarter of 2016 increased $303,000 compared to the fourth quarter of 2015.
  Non-interest expenses declined $3.6 million and totaled $5.8 million for the first quarter of 2016 compared to $9.4 million for the preceding quarter ended December 31, 2015. The fourth quarter of 2016 included $3.0 million in personnel expenses and debt extinguishment costs that were not present in the first quarter of 2016.
  Classified assets continued to decline with a classified to capital ratio of 10.0% as of March 31, 2016 compared to 12.5% at December 31, 2015 and 20.2% at March 31, 2015.

Net Interest Margin and Net Interest Income:

Net interest margin annualized for the three months ended March 31, 2016 was 3.7% compared to 3.1% as of March 31, 2015. Net interest income increased to $5.9 million for the three months ended March 31, 2016, as compared to $5.7 million for the same period in 2015. Interest expense for the period ended March 31, 2016 declined approximately $500,000 as a result of the balance sheet strategies executed in 2015 which entailed reducing high cost Federal Home Loan Bank borrowings and refinancing the Company’s subordinated debt. Interest expense totaled $1.2 million for the three months ended March 31, 2016 compared to $1.7 million for the same period in 2015. The reduction in interest expense was offset by a decline in interest income for the quarter to $7.1 million for the three months ended March 31, 2016 compared to $7.5 million for the same period in 2015. During the three month period ended March 31, 2015, the Company earned approximately $300,000 in previously deferred interest from problem loan payouts.

Non-Interest Income:

Non-interest income was $1.2 million for the three months ended March 31, 2016 compared to $1.5 million for the same period in 2015. Of the decline, $179,000 related to the absence of ACH third party payment processors indemnification income as the Company completed the exit from this line of business in 2015. Additionally contributing to the decline were reductions in service charges on deposits accounts and other service charges, commissions, and fees.

Non-Interest Expense:

Non-interest expense totaled $5.8 million for the three months ended March 31, 2016 compared to $6.3 million for the same period in 2015. Professional and consulting fees declined $226,000 due to reductions in legal fees, audit expenses, and nonrecurring items incurred during the first quarter of 2015. Also contributing to the decline was a reduction in other operating expenses of $143,000 when compared to first quarter of 2015. During the first quarter of 2015, the Company completed an upgrade of its technology platform and the absence of these expenses is the primary contributor to the decline in other operating expenses. The Company continues to review ways to reduce non-interest expenses and determine ways to provide for more efficient operations.

Income Taxes:

During the first quarter of 2016, the Company began recording income tax expense for the first time since the establishment of the valuation allowance on the Company’s deferred tax assets in 2010. For the quarter ended March 31, 2016, the Company reported a provision for income taxes totaling $463,000 compared to no income tax provision for this same quarter in 2015.

Balance Sheet:

Total assets were $721.7 million at March 31, 2016 compared to $691.4 million at December 31, 2015, an increase of $30.3 million or 4.4% primarily due to increased cash and solid loan growth. Cash, cash equivalents, and investments were $201.9 million at March 31, 2016 compared to $189.2 million at December 31, 2015, an increase of $12.7 million or 6.7%. Outstanding gross loans grew to $475.8 million at March 31, 2016 compared to $458.3 million at December 31, 2015, an increase of $17.5 million or 3.8%.

Total liabilities were $659.5 million at March 31, 2016, an increase of $28.5 million or 4.5%, from $631.0 million at December 31, 2015. Total deposits increased $19.1 million or 3.5% during the three month period ended March 31, 2016, from $542.3 million at December 31, 2015, to $561.4 million at March 31, 2016. Long-term borrowings were $70.0 million at March 31, 2016 compared to $60.0 million at December 31, 2015, an increase of $10.0 million or 16.7%. Total shareholders' equity increased $1.8 million or 3.0%, from $60.4 million at December 31, 2015, to $62.2 million at March 31, 2016. This increase resulted primarily from net income generated during the first quarter, as well as increases in accumulated other comprehensive income on the available for sale securities portfolio.

Asset Quality:

Nonperforming assets totaled $7.1 million or 1.0% of total assets at March 31, 2016, a decrease of $1.3 million compared to $8.4 million or 1.2% of total assets at December 31, 2015. The Company completed its asset resolution plan in 2015 and management believes problem assets have now reached manageable levels in which resolution can occur in the normal course of business. The allowance for loan and lease losses decreased during the quarter to $9.1 million as of March 31, 2016 compared to $9.6 million as of December 31, 2015 due to net charge-offs of $532,000 during the period. The allowance for loan and lease losses as a percentage of gross loans was 1.9% and 2.1% at March 31, 2016 and December 31, 2015, respectively.

Capital:

The Bank remains well capitalized at March 31, 2016 and reports total risk based capital of 15.5%, Tier 1 risk based capital of 14.2%, a leverage ratio of 10.5%, and common equity Tier 1 capital of 14.2%. At December 31, 2015, the Bank had total risk based capital of 15.6%, Tier 1 risk based capital of 14.4%, leverage ratio of 10.2%, and common equity Tier 1 capital of 14.4%. At March 31, 2016, the Company had total risk based capital of 15.8%, Tier 1 risk based capital of 12.3%, a leverage ratio of 9.1%, and common equity Tier 1 capital of 10.7%, as compared to 16.0%, 12.4%, 8.8%, and 11.3%, respectively at December 31, 2015.

With $721.7 million in total assets as of March 31, 2016, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO) and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond in July 2015, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, President and Chief Executive Officer
or
Deanna W. Hart, Executive Vice President and Chief Financial Officer
919-963-2177